Exhibit 99.2

RainMakers International Acquisition Is Expected to Beat Revenue Expections for Cord Blood America in First Quarter 2005

LOS ANGELES, CA -- (MARKET WIRE) -- 03/10/2005 -- Cord Blood America, Inc. (OTC BB: CBAI), parent company of Cord Partners, a family cord blood preservation company, announced today an expected run rate for RainMakers International, Inc., of Los Angeles, CA. RainMakers International provides direct response advertising for family based services.

RainMakers is expected to exceed $474,000 in revenues for the first quarter of fiscal year 2005. The revenue projections show an increase of $275,000 in revenues from same quarter fiscal year 2004. For first two months in 2005, RainMakers International achieved an un-audited revenue number of $344,000, ahead of its revenue forecast. The $474,000 is expected to be approximately 60% of the total revenues for Cord Blood America, Inc. The acquisition added the RainMakers International property to the family of Cord Blood America companies on February 28, 2005.

Matthew L. Schissler, Chairman & CEO of Cord Blood America states, "This is one achievement towards our overall plan of significantly growing Cord Blood America in 2005. We're proud of the accomplishments thus far." RainMakers International commenced operations in March of 2001.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Investor Relations Contact:

Premier Funding & Financial Marketing Services LLC.

Kelly Black

President

480-649-8224

kbpremierfs@juno.com

SOURCE:  Cord Blood America, Inc.